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FOR IMMEDIATE RELEASE       CONTACT:  Steven Gaynes
                                      MALLORY FACTOR, INC.
                                      212/350-0000
April 3, 1997
                             COMPANY  Steven G. Selfridge
                              CONTACT CHECKPOINTSYSTEMS, INC.
                                      609/384-2473


           CHECKPOINT SYSTEMS, INC., ANNOUNCES TERMINATION OF
          ULTRAK MERGER AND REALIGNMENT OF STREET EXPECTATIONS

                          TERMINATION OF MERGER

THOROFARE, NJ - Checkpoint Systems, Inc. (NYSE: CKP) today announced that by mutual consent the agreement to merge with Ultrak, Inc. (NASDAQ:ULTK) has been terminated.

The primary reason for the termination was perceived channel conflict with Ultrak s larger distributor/dealer network. As announced on March 11, 1997, the merged company was to sell, install and service all Ultrak products through Ultrak s larger distributor/dealer network. Subsequent to the announcement, Checkpoint s retail customers expressed much concern over this method of product distribution and service. Checkpoint s customers wanted to continue a relationship where they would have direct contact with Checkpoint during the sale, installation and servicing of closed circuit television (CCTV) systems.

Ultimately, the two companies mutually came to the conclusion that Checkpoint will need to continue to market CCTV systems to retail customers through its direct sales force. Unfortunately, the two companies also mutually agreed that selling CCTV systems direct to retail customers would create significant channel conflict with Ultrak s distributor/dealer network, which also sells CCTV systems and other products to retail customers. Based on each group s respective set of customers, Checkpoint and Ultrak agreed that the expected synergies could not be accomplished.

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Checkpoint/Ultrak
Street Expectations
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"As a result of the termination, we will not divest our CCTV division," said Kevin P. Dowd, president and CEO of Checkpoint. "In fact, we will continue to build on its capabilities. While we are disappointed that the merger did not materialize, through our due diligence process, we see an opportunity to become a dealer of Ultrak products to retail customers."

"We are disappointed the merger did not work out, but we are totally committed to not violating the trust we have built with our distributors, installing dealers and systems integrators - that is to fully support them, and not compete with them," said George Broady, president and CEO of Ultrak. "During the due diligence process, we developed great respect and admiration for Kevin Dowd and the people at Checkpoint as well as enthusiasm for their future business prospects. We think our products, including DAVE, can help propel their growth as they become a successful dealer of Ultrak products worldwide," added Broady.

The stock options granted by Checkpoint and Ultrak to each other to acquire 19.9 percent of the common stock of the other company under certain conditions have also been terminated.

                           STREET EXPECTATIONS

Checkpoint Systems also announced that first quarter and 1997 revenues and earnings will not meet street expectations.

The company estimates that the combination of foreign currency fluctuations, the timing of some significant orders, and a one-time charge relating to the Ultrak merger expenses will result in first quarter revenues of approximately $68 million and earnings per share of approximately 7 cents in comparison to first quarter estimates of 16 cents.


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Checkpoint/Ultrak
Street Expectations
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For the 1997 year, two primary factors contribute to the
realignment. First, due to the Ultrak merger, certain acquisitions which were expected to make a significant contribution to 1997 revenues were not pursued because of channel conflict with Ultrak s distributor/dealer network.

Second, and more important, Checkpoint s "comprehensive tag program" (where hardware is installed in major retail establishments at a small cost to the retailer in return for long-term label commitments) has the potential of becoming much more successful in Europe than the company anticipated. This will result in lower than anticipated hardware revenues in 1997, as the hardware revenues under the comprehensive tag program are deferred and recognized over the term of the particular customer contract (usually five years).

The company estimates that these two factors will result in 1997 revenues of approximately $325 million and earnings per share of approximately 67 cents compared to estimates of 90 cents.

Mr. Dowd stated that, "Although it is never easy to realign estimates, we are excited about our unit and market share increases which are driven by our comprehensive tag programs. The company s strategy continues to emphasize market share increases which we believe will drive our source tagging success."

Checkpoint Systems, Inc. is a leading provider of integrated security solutions for retailers worldwide and is the leading provider of radio frequency (RF) source tagging, which allows its paper-thin RF tags to be embedded into product packaging.



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Checkpoint/Ultrak
Street Expectations
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This press release contains forward-looking statements.  Any such statements are subject to risks and uncertainties that could cause actual results to vary materially from those anticipated; among these are the company s dependence on conditions in the security systems industry, the size and resources of many of the company s competitors, and the need for the company to manufacture and deliver technologically advanced products successfully and efficiently. Additional information with respect to these and other factors which could materially affect the company is included in the company s filings with the Securities and Exchange Commission, including its 1996 annual report on Form 10-K and its 1997 definitive proxy statement.



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